Exhibit 99.1


CONTACT:    Gary H. Sander                   FOR IMMEDIATE RELEASE
       (513) 762-6886

         NATIONAL SANITARY SUPPLY COMPANY EXPECTS CONTINUED
          GROWTH DESPITE ANTICIPATED LOSS OF LARGE ACCOUNT

  Cincinnati, Ohio, November 22, 1995--National Sanitary Supply Company (NASDAQ:NSSX) today announced that it expects 1995 to be a record year for the Company, with net income estimated to increase by 20% over the prior year. The Company also expects net income to increase in 1996, although at a slower rate than in 1995, despite the expected loss of sales to a large account during the first half of 1996. This chain of fast-food restaurants has decided to consolidate its procurement of disposable food service products previously purchased from National with food items purchased through food service distributors. National's sales to this account consist of low-margin paper and plastic disposable items and represent approximately 12% of the Company's total estimated sales in 1995.
  "Although we are disappointed with the loss of this business," said Paul C. Voet, President and Chief Executive Officer, "our remaining $300 million of sales has been increasing rapidly. The loss of this account is not expected to result in any significant changes in National's operations, which now total 71 locations in 18 states. National remains the largest distributor of sanitary maintenance supplies in the United States with more than 100,000 customers," Mr. Voet added.
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  The Company plans to redirect much of the capital, personnel, and other resources previously devoted to servicing this large account to the enhancement of its primary business. The redeployment of these resources should help National gain customers in other areas and will also facilitate expansion through acquisitions, mitigating the impact of the loss of this account.
  "While the future always remains uncertain," Mr. Voet concluded, "we believe that the current momentum of our core business, plus the redeployment of these resources, should enable us to offset this loss and continue our positive growth pattern through 1996 and beyond."
  National Sanitary Supply Company, headquartered in Cincinnati, Ohio, is the largest distributor of sanitary maintenance supplies in the United States. Through more than 700 sales representatives, National distributes chemical cleaning compounds, paper and packaging products, and other maintenance supplies and equipment to a wide variety of customers.

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